Exhibit 10.3

FIRST AMENDMENT TO 10% CONVERTIBLE NOTE

THIS FIRST AMENDMENT TO 10% CONVERTIBLE NOTE (this “Amendment”) is made as of July 14, 2020 (the “Effective Date”) by and between LGBTQ Loyalty Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Holder”).

WHEREAS, in connection with that certain Securities Purchase Agreement, dated February 11, 2020, by and between the Company and the Holder (the “Securities Purchase Agreement”), the Company issued to the Holder a 10% Convertible Note, dated February 11, 2020, in the principal amount of $115,500, with an original issuance discount of $10,500 (the “Note”), which bears interest at a rate of 10% per annum, and matures on November 11, 2020;

WHEREAS, on the terms and subject to the conditions set forth herein, the Company and the Holder desire to amend the Note to: (i) extend the Maturity Date of the Note to December 31, 2020; (ii) prohibit any Conversions of the Note prior to October 31, 2020; and (iii) extend the Prepayment option through the Maturity Date; and

WHEREAS, pursuant to Section 4.3 of the Note, the amendment contemplated by the Company and the Holder must be contained in an instrument in writing, signed by the parties.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Note.

2. Amendments to the Note.

2.1	The “Maturity Date” of the Note shall be December 31, 2020.

2.2	Section 1.1 of the Note shall be amended and restated as follows:

“1.1. Conversion Right. Notwithstanding any other provision contained in this Note, the Holder shall have no right to convert this Note prior to October 31, 2020 (the “Conversion Prohibition Period”). Subsequent to the Conversion Prohibition Period, the Holder shall have the right, in its sole and absolute discretion, at any time from time to time, to convert all or any part of the outstanding amount due under this Note (such outstanding amount includes but is not limited to the principal, interest and/or Default Interest accrued, plus any and all other amounts owed pursuant to the terms of this Note) into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of shares of Common Stock to be issued upon each Conversion of this Note (“Conversion Shares”) shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower or Borrower’s transfer agent before 11:59 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any Conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such Conversion, plus (2) accrued and unpaid interest, if any, to be converted in such Conversion at the interest rates provided in this Note to the Conversion Date, plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2), plus (4) any Additional Principal for such Conversion, plus (5) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 1.2(c) and 1.4(g) hereof.”

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2.3	Section 1.8 of the Note shall be amended and restated as follows:

“1.8. Prepayment. Notwithstanding anything to the contrary contained in this Note, subject to the terms of this Section, at any time during the period beginning on the Issue Date and ending on the Maturity Date, Borrower shall have the right, exercisable on not less than five (5) Trading Days prior written notice to the Holder of this Note, to prepay up to the outstanding balance on this Note (principal and accrued interest), in full, in accordance with this Section. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than fifteen (15) Trading Days from the date of the Optional Prepayment Notice; and (3) the amount (in dollars) that the Borrower is paying. Notwithstanding Holder’s receipt of the Optional Prepayment Notice the Holder may convert, or continue to convert the Note in whole or in part until the Optional Prepayment Amount (as defined herein) is paid to the Holder. On the date fixed for prepayment (the “Optional Prepayment Date”), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date. If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Optional Prepayment Amount”) equal to the Prepayment Factor (as defined below), multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof. If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section. For purposes hereof, the “Prepayment Factor” shall equal the percentage set forth below with respect to each Optional Prepayment Date beside such Prepayment Factor:

The Prepayment Factor is:	If the Optional Prepayment Date Occurs:
115%	1-60 calendar days after the Issue Date
125%	61-120 calendar days after the Issue Date
135%	121 calendar days after the Issue Date through the Maturity Date

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3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as on the Effective Date. Except as expressly provided in this Amendment, all of the terms and provisions of the Note are and will remain in full force and effect and are hereby ratified and confirmed by the Company and the Holder. On and after the Effective Date, each reference in the Note to “this Note,” “the Note,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Note in any other agreements, documents or instruments, including, but not limited to, the Securities Purchase Agreement, executed and delivered pursuant to, or in connection with, the Note, will mean and be a reference to the Note as amended by this Amendment.

4. Representations and Warranties. Each party hereby represents and warrants to the other party that: (a) it has the full right, power and authority to enter into this Amendment and to perform its obligations hereunder and under the Note, as amended by this Amendment; (ii) the execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such party, and the delivery of this Amendment by such party, have been duly authorized by all necessary action on the part of such party; and (c) this Amendment has been executed and delivered by such party and (assuming due authorization, execution and delivery by the other party hereto) constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5. Miscellaneous. This Amendment (a) constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; (b) may be amended only by a writing signed by each of the parties; (c) may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; (d) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any conflict of law rules; and (d) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

COMPANY:

LGBTQ LOYALTY HOLDINGS, INC.

By:	/S/ Bobby Blair
Name:	Robert Blair
Title:	Chief Executive Officer

HOLDER:

CAVALRY FUND I LP

By:	/S/ Thomas Walsh
Name:	Thomas Walsh
Title:	Manager

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